EXHIBIT 10.4

PAETEC

COLOCATION LICENSE AGREEMENT

For

Lucid, Inc.

This Colocation License Agreement (“License”) is made and entered into as of this 4 th day of September 2007 between PAETEC Communications, Inc. a Delaware corporation with its principal office located at One PAETEC Plaza, 600 WillowBrook Office Park, Fairport, NY 14450 (“PAETEC”) and Lucid, Inc., (“Licensee”) a New York corporation with its principal office located at 2320 Brighton Henrietta Townline Road, Rochester, New York 14623.

A. Licensee and PAETEC have entered into a Master Service Agreement dated September 4, 2007 (the “Network Agreement”). Pursuant to the Network Agreement, PAETEC will provide Licensee with certain telecommunications services (the “Services”).

B. Licensee desires to install, operate and maintain certain communications equipment at the facility located at the address set forth in the attached Exhibit A (the “Facility”) for the purpose of interconnecting Licensee’s network with PAETEC’s network in order to utilize the PAETEC Services.

C. PAETEC agrees to grant Licensee the right to use the Facility upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the following mutual exchange of promises and covenants, the parties agree as follows:

1. GRANT OF LICENSE:

(a) Subject to the terms and conditions contained herein, PAETEC hereby grants to Licensee a nonexclusive license to install, operate, and maintain certain communications equipment of Licensee as specified on the Facility Standards, Switch Location, and Equipment Listings schedule in substantially the form as attached hereto as Exhibit A (hereinafter the “Equipment”) in the Facility. In the event the Facility Standards, Switch Location, and Equipment Listings schedule is not completed by Licensee to PAETEC’s satisfaction within fourteen (14) days of the date of this License set forth above, PAETEC reserves the right to immediately terminate this License upon written notice to Licensee. Licensee shall have certain use of the equipment space described in Exhibit A (the “Equipment Space”). Licensee accepts the Equipment Space on an “AS IS, WHERE IS” basis. Licensee may use the Equipment Space only as specified in Section 4 of this License Agreement.

(b) PAETEC hereby reserves all rights not specifically granted to Licensee, including, without limitation, the right to: (1) access to and use of the Facility for its own use and for the use of its agents and licensees; (2) grant additional licenses to other users; and (3) exercise or grant other rights not inconsistent with the rights granted hereunder. Licensee acknowledges that it has only been granted a license to occupy the Equipment Space and that the license granted herein does not create or vest in Licensee any leasehold estate, easement, ownership interest or other property right of interest of any nature in any part of the Facility. Licensee expressly disclaims any right, title or interest in or any perpetual right to use, the Facility or the Equipment Space. Licensee expressly disclaims any right, title, or interest in or to any of PAETEC’s equipment or property or that of any of PAETEC’s affiliates, Licensees, agents or licensees, whether located in the Facility, the Equipment Space, or elsewhere.

(c) This License is expressly made subject and  subordinate to the terms and conditions of any underlying ground or facilities lease or other superior right by which PAETEC has acquired its interest in the Facility. If the consent of the holder of such superior right is required in order for the parties to enter into this License, then this License shall not become effective until such consent is obtained.

(d) On not less than one hundred twenty (120) days prior notice to Licensee, PAETEC may relocate the facility or all or any portion of the Equipment Space designated for Licensee’s equipment. Following receipt of such notice,

1

relocate Licensee’s equipment, at Licensee’s cost, to the new Facility or Equipment Space. The parties will cooperate in good faith to prevent any interruption of the telecommunications services operated by Licensee at the Facility.

2. TERM AND TERMINATION:

(a) This License shall be effective on the date Licensee occupies the Equipment Space and shall continue in full force and effect, subject to early termination pursuant to the provisions of this License Agreement, for the remaining Term of the Network Agreement such that this License Agreement shall be co-terminus with the Network Agreement. In the event Licensee fails to occupy the Equipment Space within forty five (45) days of the scheduled date, PAETEC shall be released from any obligations to Licensee and may license the Equipment Space to another party.

(b) This License Agreement shall immediately terminate (i) upon the termination, expiration or cancellation of any reason of the underlying arrangement between PAETEC and any other party involving PAETEC’s continued use or occupation of the Facility; (ii) upon the termination (as a result of breach or notice), expiration, or cancellation of the Network Agreement; (iii) for an event of default under this License Agreement or otherwise as provided in this License Agreement. This License Agreement may be terminated by a party in the event the other party defaults in the performance of any of its material obligations hereunder and fails to cure the default within thirty (30) days of its receipt of written notice from the terminating party specifying the nature of the default. In the event of any termination of this License Agreement by PAETEC for Licensee’s uncured default, Licensee agrees to pay PAETEC an amount equal to the License Fee times the remaining months in the term of the Agreement Any termination of this License Agreement shall have no effect on the parties’ respective rights and obligations under the “Network Agreement.” PAETEC shall not be liable to Licensee in any way as a result of PAETEC’s failure (for any reason) to tender possession of the Equipment Space to Licensee on or before the scheduled delivery date.

3. LICENSE FEES AND OTHER CHARGES:

(a) As a license fee for use of the Equipment Space and the Facility during the term of the License, Licensee shall pay to PAETEC a monthly recurring charge of $815.00 per rack (Number of racks is as set forth on Exhibit A) (the “License Fee”). The License Fee shall be due and payable in advance, without abatement, deduction or set off, on the first day of each calendar month during the term, commencing on installation of equipment in the Equipment Space. If the term commences or ends on a day other than the first day of a calendar month, then the License Fee for the month in which the term commences or ends shall be prorated (and paid at the beginning of the month) in the proportion that the number of days this License is in effect during such month bears to the total number of days in the month. If the License Fee is not paid when due, the amount due and payable shall be subject to a late payment charge as set forth in the Network Agreement.

(b) In addition, Licensee shall pay to PAETEC, within ten (10) days of receipt of an invoice from PAETEC, all costs incurred by PAETEC in making modifications or improvements to the Facility or the Equipment Space for Licensee, or for fire suppression, energy sources or other utilities, and the costs of any work or service performed for, or facilities furnished to, Licensee to a greater extent or in a manner more favorable to Licensee than that performed for or furnished to others within the Facility (the “Make Ready Fee”). A preliminary estimate of these types of costs which PAETEC will initially incur, and for which Licensee shall reimburse PAETEC, is set forth on the attached Exhibit B. If any such costs are not paid when due, the amount due and payable shall be subject to a late payment charge as set forth in the Network Agreement.

(c) Additional power charge, cross-connection charges and any other miscellaneous charges (hereinafter “Additional Charging Elements”) shall be charged in accordance with the rate schedule set forth in Exhibit D. PAETEC shall have the right to change these additional charging elements at any time upon thirty days’ prior notice to Licensee.

(d) The License Fee may be increased by PAETEC at any time by reason of: (i) any increases payable by PAETEC to its landlord(s) under the lease for the Facility; (ii) any increases incurred by PAETEC in the cost of any of the services to the Facility procured by PAETEC directly from the provider thereof, or (iii) any increases in real property taxes or other taxes assessed against the Facility which PAETEC is liable to pay. Licensee’s share of any such increases shall be pro-rated appropriately.

(e) In addition, Licensee shall be liable for and shall pay all taxes and/or surcharges related to the grant of this License to Licensee and all taxes and/or surcharges levied against the personal property owned by Licensee and located in or about the Facility.

4. USE OF THE FACILITY: Licensee shall use the Facility and the Equipment Space solely for the purpose of installing, maintaining and utilizing the communications equipment and other personal property of Licensee installed in the Facility pursuant to the terms of this License for interconnection with the facilities of PAETEC and for no other purpose, without PAETEC’s prior written consent. Licensee shall not use the Facility or the Equipment Space or allow access thereto or use thereof, except in accordance with the terms of this License. In its use of the Facility and the Equipment Space, Licensee shall not interfere with, or connect its equipment to that of, any Licensee of PAETEC or any other tenant or licensee within the Facility, without PAETEC’s prior written consent. All cross connections between Licensee’s Equipment and the Equipment of any other party other than PAETEC located in the Equipment Space or the Facility shall be subject to PAETEC’s prior approval, which approval shall not be unreasonably withheld, delayed or conditioned. Each cross connect shall be performed solely by PAETEC and shall be subject to a monthly recurring charge in the amount set forth on Exhibit D.

5. ACCESS TO FACILITY; INSTALLATION AND MAINTENANCE OF EQUIPMENT:

(a) Procedure for Access. Licensee shall contact PAETEC’s Network Operations Center at 1-877-340-2555 to obtain access to the Facility.

(b) Access When PAETEC Is Present. Licensee shall be provided access to the Facility only when a representative of PAETEC is present. Licensee must present the PAETEC issued security badge and official picture identification (e.g., drivers license or passport) in order to gain entry to the Equipment Space. If Licensee requires access to the Facility during a period of time when a representative of PAETEC is working at the Facility, such access will be given without charge. However, such access must be scheduled by Licensee at least twenty-four (24) hours in advance. PAETEC’s normal business hours are 8:00 a.m. to 6:00 p.m., local time, Monday to Friday, exclusive of holidays.

(c) Access When PAETEC Not Present.  If Licensee requires access at a time when a representative of PAETEC is not present at the Facility, the cost to Licensee for such access shall be the technician call out charge as set forth in Exhibit D. All access required by Licensee during such periods must be scheduled through PAETEC’s Network Operations Center. PAETEC will use commercially reasonable efforts to accommodate Licensee’s scheduled requirements.

6. MAINTENANCE: Licensee, at its own cost and expense, shall protect, maintain and keep in good order the Equipment ‘Space and any equipment in the Equipment Space, and shall ensure that neither Licensee nor its employees, agents, contractors or invitees damage any part of the Facility, the Equipment Space, and/or any equipment located in or about the Facility. Licensee shall provide PAETEC with reasonable prior notice (not less than two business days) of the actual delivery date of the Equipment. Licensee shall not cause damage to, or interfere with, the use or operation of the Facility by or the equipment of PAETEC or any third party (ies). Licensee shall at all times comply with PAETEC’s rules and regulations regarding Facility access and use and any rules and regulations imposed by the owner or operator of the Facility, as either may be amended from time to time. Without limiting the foregoing, Licensee shall not maintain or permit any nuisances or violations of governmental laws, rules, regulations, or ordinances with respect to the Facility. Licensee shall ensure that neither it nor its employees, agents, contractors, or invitees shall permit any explosive, flammable, or combustible material or any hazardous or toxic materials, as defined under applicable state, federal or local laws, rules, regulations, or ordinances to be located in or about the Facility, except in compliance with all applicable laws, rules, regulations, and ordinances.

7. INSTALLATION AND ALTERATIONS: Without the prior approval of PAETEC, Licensee shall not commence any installation, interconnection, addition or alteration to the Facility, the Equipment Space, or Licensee’s equipment, or undertake any upgrade or modification to Licensee’s equipment, that would in any way result in an increased cost to PAETEC, or that might affect the use of the Facility or other equipment by PAETEC or any other licensee. Whenever PAETEC’s approval of work is required, Licensee shall deliver a written request for consent to PAETEC, specifying the names and addresses of the desired contractors or subcontractors, along with a description of the services to be performed, and the desired dates and times of service. PAETEC shall have the right to approve or disapprove any contractor or subcontractor selected for work in the Facility. If PAETEC does not respond to Licensee’s written notice requesting approval within ten (10) business days, approval is deemed to have been given. In addition, if approval of any contractor or subcontractor is required by the terms of an agreement with a lessor or other party holding a superior interest in the Facility, PAETEC shall also submit the written request to such other party for approval, and Licensee’s use of contractors shall be subject to the landlord’s approval as set forth in the underlying lease.Licensee shall pay or cause to be paid all costs and charges (a) for work done by Licensee or caused to be done by Licensee in or about the Facility; (b) for all materials furnished for or in connection with such work; and (c) for alterations or additions to the Facility or equipment that require PAETEC to incur costs. Licensee shall indemnify PAETEC against and hold PAETEC and the Facility free and clear of and from all mechanics’ liens and claims of liens, and all other liabilities, liens, claims, demands, costs and expenses of any kind on account of such work done by or on behalf of Licensee.  If any such lien is filedany time against the Facility, or any part thereof, Licensee shall cause such lien to be discharged of record within ten (10) days after the filing thereof, except that if Licensee desires to contest such lien, it will furnish PAETEC, within such ten-day period, security reasonably satisfactory to PAETEC of at least 150% of the amount of the claim, plus estimated costs and interest. If a final judgment establishing the validity or existence of a lien for any amount is entered, Licensee shall pay and satisfy the same without delay. If Licensee fails to pay any charge for which a lien has been filed, and has not given PAETEC security as described above, PAETEC may, at its option, pay such charge and related costs and interest, and the amount so paid, together with reasonable attorneys’ fees incurred in connection with such lien, will be immediately due from Licensee to PAETEC. Nothing contained in this License shall be deemed to constitute a consent or agreement of PAETEC to subject the Facility to liability under any mechanics’ or other lien law. If Licensee receives notice that a lien has been or is about to be filed against the Facility, or any action affecting title to the Facility has been commenced on account of work done by or on behalf of, or materials furnished to or for Licensee, Licensee will immediately give PAETEC written notice of such notice. At least fifteen (15) days before commencement of any work (including but not limited to any maintenance, repairs, alterations, additions, improvements or installations) in or to the Facility or the Equipment Space by or for Licensee, Licensee will give PAETEC notice of the proposed work and the names and addresses of the persons supplying labor and materials for the proposed work. PAETEC shall have the right to post notices of non-responsibility or similar notices at the Facility in order to protect the Facility against any such liens.

8. COMPLIANCE WITH LAWS: Licensee shall, at Licensee’s sole cost and expense, comply with all federal, state, and local laws, rules, regulations, ordinances and requirements, whether now in force or hereinafter enacted, relating to Licensee’s use of the Facility and the Equipment Space. Licensee will obtain all required permits and licenses pertaining to the installation, operation, maintenance and repair of its equipment in the Facility and the Equipment Space.

9. LIABILITY: INDEMNIFICATION:

(a) EXCEPT FOR ANY DAMAGES ARISING OUT OF THE GROSS NEGLIGENCE OR INTENTIONAL WRONGFUL ACTS OF PAETEC, PAETEC SHALL NOT BE LIABLE FOR (i) LOSS OF OR DAMAGE TO ANY•PROPERTY OF THE LICENSEE OR OF ANY OTHER PERSON BY THEFT OR OTHERWISE; (ii) ANY INJURY OR DAMAGE TO ANY PERSON OR PROPERTY RESULTING FROM FIRE, EXPLOSION, FALLING PLASTER, STEAM, GAS, ELECTRICITY, INTERRUPTION OF SERVICE OR POWER, DUST, WATER OR SNOW, OR LEAKS FROM ANY PART OF THE BUILDING OR FROM THE PIPES, APPLIANCES OR PLUMBING SYSTEM, OR FROM THE ROOF, STREET OR SUBSURFACE OF ANY OTHER PLACE OR BY DAMPNESS, OR FROM ANY OTHER CAUSE WHATSOEVER; (iii) ANY DAMAGE OR LIABILITY CAUSED BY OTHER OCCUPANTS, LICENSEES OR PERSONS IN THE BUILDING OR BY CONSTRUCTION OF ANY PRIVATE OR PUBLIC WORK; OR (iv) ANY LATENT DEFECT IN THE FACILITY AND/OR THE EQUIPMENT SPACE. PAETEC SHALL HAVE NO DUTY TO MONITOR, MAINTAIN, OR CARE FOR THE EQUIPMENT INSTALLED BY OR FOR LICENSEE. IN NO EVENT SHALL PARTY LIABLE TO LICENSEE OR ANY OTHER PARTY FOR ANY INDIRECT, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, LOSS OF PROFITS OR CONSEQUENTIAL DAMAGES. PAETEC SPECIFICALLY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES RELATING TO THE FACILITY, THE EQUIPMENT SPACE, AND ANY MAINTENANCE SERVICES, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b) Licensee agrees to indemnify and hold harmless and defend PAETEC, its employees, officers, directors, contractors, and agents from and against any and all demands, claims, causes of action, fines, penalties, damages, losses,liabilities, and expenses (including without limitation attorneys’ fees and court costs) incurred in connection with or arisingfrom:

(1) the use or occupancy of the Facility and/or the Equipment Space by Licensee or any person claiming under Licensee;

(2) any activity, work, or thing done or permitted by Licensee in or about the Facility and/or the Equipment Space;

(3) any act, omission, negligence, or willful misconduct of Licensee or any person claiming under Licensee, or the employees, agents, contractors, invitees, or visitors of Licensee;

(4) any breach, violation, or nonperformance by Licensee or any person claiming under Licensee, or the employees, agents, contractors, invitees, or visitors of Licensee of any term, covenant, or provision of this license, or any law, statute, ordinance or governmental requirement of any kind;

(5) any injury or damage to the person, property, or business of Licensee, its employees, agents, contractors, invitees, visitors, or any other person entering the Facility and/or the Equipment Space under the express or implied invitation of Licensee.

If any action or proceeding is brought against PAETEC, its employees, officers, directors, contractors or agents by reason of any such claim, Licensee shall, on notice from PAETEC, defend the claim at Licensee’s sole cost and expense with counsel reasonably satisfactory to PAETEC. The obligations of this section shall survive the expiration or other termination of this License.

10. INSURANCE:

(a) During the term of this License, Licensee shall, at Licensee’s sole cost and expense, keep in full force and affect the following insurance:

(1) Standard form property insurance insuring against the perils of fire, vandalism malicious mischief, extended coverage (“all-risks”) and sprinkler leakage. This insurance policy shall be on all property owned by Licensee, for which Licensee is legally liable, or that was installed at Licensee’s direction or expense, and which is located in the Facility, in an amount which comprises full replacement cost.

(2) Commercial general liability insurance insuring Licensee against any liability arising out of the license, use, occupancy, or maintenance of the Facility and all areas appurtenant thereto. Such insurance shall be in the amount of $2,000,000 combined single limit for injury to or death of one or more persons in an occurrence and for damage to tangible property (including loss of use) in an occurrence. The policy shall insure the hazards of the Facility, Licensee’s operations thereon, and the operations of all independent contractors, and shall include contractual liability (covering the indemnity of Licensee contained in this License).

(3) Workers’ compensation as required by applicable state law, and employers liability insurance with minimum limits of $1,000,000 per occurrence. If the Facility is located in a “monopolistic” state, Licensee shall carry “stop gap” coverage with minimum limits of $1,000,000 per occurrence.

(4) Business automobile insurance in an amount not less than $1,000,000 per occurrence covering all autos used at the Facility, including owned, non-owned and hired autos.

(b) All the insurance required of Licensee under this Agreement shall:

(1) Be issued by an insurer with an A M Best rating of VII or better;

(2) Contain a provision that the insurance provided to Licensee shall be primary and noncontributing with any other insurance available to PAETEC;

(3)Contain an endorsement requiring thirty (30) days written notice from the insurance company to both Licensee and PAETEC before cancellation or material reduction in the coverage, scope or amount of any policy. Each liability insurance policy shall list PAETEC, its, officers, directors and employees as additional insureds. Each policy, or a certificate of the policy acceptable in form and content to PAETEC, shall be deposited with PAETEC prior to delivery of Equipment Space and/or use of the Facility or within thirty (30) days after execution of this License, whichever comes first, and on renewal of the policy not less than thirty (30) days after expiration of the initial term of the policy. Licensee waives any property damage claim which it may have in the future against PAETEC to the extent Licensee’s damages are covered by Licensee’s insurance and Licensee agrees to obtain, for the benefit of PAETEC, a policy or endorsement waiving Licensee’s insurance carrier’s right of subrogation.

11. ASSIGNMENT AND SUBLICENSING: This License may be freely assigned by PAETEC. Licensee shall not sublicense, sell, assign, pledge, encumber or otherwise transfer by operation of law or otherwise all or any part of Licensee’s rights or obligations under this License, nor permit any other person to occupy or use the Facility or the Equipment Space or any portion thereof, without first obtaining PAETEC’s prior written consent, which consent may be withheld PAETEC’s sole discretion.

12. OPTIONAL MAINTENANCE SERVICES: If requested by Licensee, PAETEC shall make available to Licensee the maintenance support services described in the attached Exhibit C on the terms and conditions described therein.

13. TERMINATION IN THE EVENT OF CASUALTY OR CONDEMNATION: In the event of any damage, destruction, or condemnation of the Facility that renders the Facility or the Equipment Space unusable or inoperable, PAETEC shall have the right to terminate this License and all of its duties and obligations hereunder by giving written notice to Licensee within ninety (90) days after such damage, destruction, or condemnation.

14. EVENTS OF DEFAULT

(a) The occurrence of any one or more of the following events shall constitute a default and breach of this License by Licensee (“Event of Default”):

(1) Licensee’s failure to pay when due any recurring monthly license fee or charge, any initial installation charges, or any other amount, if any such failure continues for five (5) days after notice of nonpayment has been given to Licensee.

(2) Licensee’s failure to perform or observe any other term, covenant or condition of this License, if the failure continues for thirty (30) days after notice has been given to Licensee.

(3) The installation by Licensee of any equipment in the Facility without first obtaining PAETEC’s written consent.

(4) Licensee’s assignment without prior consent or abandonment of the Facility and/or the Equipment Space.

(b) Upon the occurrence of any Event of Default, PAETEC may, without notice or demand and in addition to any other right or remedy available at law or equity, terminate this License and remove all of Licensee’s equipment from the Facility and store the same at Licensee’s sole cost and expense. Any damages occasioned by such removal and/or storage are expressly waived by Licensee. Any equipment so removed will be returned to Licensee upon payment in full of all removal and storage costs, all past due license fees and charges, and all applicable late payment charges. If within thirty (30) days following such equipment removal, Licensee has not requested the return of its equipment and paid any sums owed, then PAETEC may exercise all rights of ownership over such equipment including the right to sell same and retain possession of any sale proceeds. PAETEC’s exercise of any remedies provided for in this section shall be without prejudice to any other remedies PAETEC may have available herein or by law.

15, SURRENDER OF THE PREMISES: Within fifteen (15) days of expiration or earlier termination of this License, Licensee shall remove its equipment from the Facility at Licensee’s sole cost and expense. Licensee shall surrender the Equipment Space in good condition, reasonable wear and tear accepted. If Licensee fails to remove its equipment and other personal property from the Facility within fifteen (15) days after the date of expiration or other termination, PAETEC may remove and store such items at Licensee’s sole cost and expense. In addition, upon expiration or other termination of this License for any reason, Licensee shall, at its sole cost and expense, remove all alterations, additions, and improvements made or installed by Licensee and restore the Facility to the same good condition as existed when Licensee first installed equipment, reasonable wear and tear excepted.

16. FORCE MAJEURE: Neither Party shall be liable for any delay or failure in performance of any party of this Agreement, other than for any delay or failure in an obligation to pay money, to the extent such delay or failure is caused by fire, flood, explosion, accident, war strike, act of terrorism, embargo, governmental requirement, civil or military authority, Act of God, inability to secure materials or labor of any other causes beyond their reasonable control. Any such delay or failure shall suspend this Agreement until the Force Majeure ceases and the term shall be extended by the length of the suspension.

17. GOVERNING LAW: This License shall be governed by and construed in accordance with the laws of the State of New York.

18. WAIVER: No waiver by PAETEC of any default or breach of Licensee’s performance of any term, condition, or covenant of this License shall be deemed to be a waiver of any subsequent default or breach by Licensee of the same or any other term, condition, or covenant contained in this License.

19. NOTICES: All notices and communications under this Agreement shall be in writing and shall be given by personal delivery, by registered or certified mail, return receipt requested, or by facsimile transmission (confirmed by sender’s equipment), or by email notification (confirmed by sender’s equipment) addressed to the respective Party as set forth below or to such other address as may be designated in writing by such Party. Notice shall be deemed given upon receipt. Either party may change its address for purposes of this section by notice similarly given.

20. SUCCESSORS: This License shall inure to the benefit of and be binding on the parties, and their heirs, successors, assigns, and legal representatives, but nothing contained in this section shall be construed to permit an assignment or other transfer except as specifically provided herein.

21. SEVERABILITY: Any provision of this License which shall prove to be invalid, void, or illegal shall in no way affect, impair, or invalidate any other provision hereof and the remaining provisions hereof shall remain in full force and effect to the greatest extent permitted by law.

22. RULES AND REGULATIONS: Licensee and its employees, agents, contractors, and invitees shall abide by and observe all reasonable rules and regulations as may be promulgated by PAETEC or PAETEC’s lessor for the maintenance and use of the Facility. Notice of the rules and regulations will be posted or provided to Licensee. PAETEC may periodically amend or supplement the rules and regulations at its sole discretion.

23. AMENDMENT AND MODIFICATION: This License may be amended, changed, or modified only by an instrument in writing signed by duly authorized representatives of the parties hereto. Licensee expressly agrees to execute any amendment to this License which may be required by a holder of a superior interest in the Facility, which does not materially and adversely affect Licensee’s rights under this License, within fifteen (15) days of a written request by PAETEC or PAETEC may terminate this License on notice to Licensee.

24. COUNTERPARTS: This License may be executed in several counterparts, each of which shall constitute an original but all of which shall constitute one and the same instrument.

25. ENTIRE AGREEMENT: This License contains all of the agreements of the parties concerning the Facility and the Equipment Space, and there are no verbal or other agreements, which modify or affect this License. This License supersedes any and all prior agreements made or executed by or on behalf of the parties hereto regarding the Facility and the Equipment Space.

IN WITNESS WHEREOF, the parties have executed this License as of the date first written above.

Licensee: Lucid Inc.	PAETEC .Communications, Inc.

Print Name: Ken Hurley	Print Name: Patrick Tata

Title: Chief Financial Officer	Title: VP, Wholesale Markets

Exhibit A

FACILITY STANDARDS, SWITCH LOCATION, AND EQUIPMENT LISTINGS.

1. Serving Switch Location: Rochester

2. Facility Standards:

• Standard equipment racks are 19 inch wide by 7 feet high; grounded; firmly secured to the floor deck.

• Boston, Ma offers 23 inch equipment racks.

• In no case shall equipment protrude more than 4 inches in front of the rack or more than 20 inches behind the rack.

• All equipment must be mounted with in the provided rack space. Nothing may rest directly on the floor base.

• Licensee to provide all connector cabling and must be neatly installed and secured to the Rack.

• Standard voltage is 120V @ 60 Hertz; a 20 Amp circuit feeding a quad outlet is also standard.

• DC Voltage, where available, is available only through a written variance.

• The Licensee is expected to provide a UPS device if desired.

• Final approval for any Colocation work must be received from the Switch Manager and is at their sole discretion.

Licensees wishing to furnish and install their own cabinets, making special considerations, or otherwise requiring different standards must request a written Variance from PAETEC Communications, Inc.

Are you requesting a Variance? YES

3. Licensee Equipment: On a Per Rack Basis, please furnish details of all equipment to be co-located.

	Required	Size
Equipment	Amps (AC)	WxDxH	Weight

Itern 1: 3 Servers	5 Amps	24x20x6	60 LBs
Item 2: 1 Misc Storage Unit	5 Amps	24x20x6	60 LBS
Item 3: Data Switch and Firewall	2 Amps	12x12x12
Itern 4: AF426 A —UPS	30 Amps	30x24x20	150 LBs

Note...Customer to have only ONE UPS!!!

4. Number of racks for this Order: 1

5. Number of Shelves for this Order?

Signed

Date :

6. Relay Rack Location (To Be Assigned)

EXHIBIT B

REQUESTED VARIANCES AND ESTIMATED BUILD OUT COSTS TO BE REIMBURSED BY LICENSEE

Customer to provide single Data Cabinet

Paetec to provide two (2) L6- 30 Power outlets for NRC $1,500.

Power (2x30Amp [L6-30 Sockets]) and engineering, stuff, not to exceed without written approval.

TOTAL BUILD OUT COST FOR ALL OF THE ABOVE

Signed:	Ken Hurley
Date: 9/10/07

Exhibit C

Maintenance Support Services

PAETEC’s standard fees for maintenance support services are as follows (unless otherwise documented in a service contract):

Maintenance services shall be defined as work performed by PAETEC on equipment provided by or on behalf of Licensee, or cross connect, or supervision of Licensee’s work and/or other services within the Facility. Maintenance service charges are not billed for troubles found within that portion of a circuit provided by PAETEC. The following billing rates apply for these services:

A. $75 per hour (one (I) hour minimum), Monday through Friday, during the business hours of 8:00 a.m. to 6:00 p.m. local time, exclusive of the following holidays:

New Year’s Day

President’s Day

Memorial Day

Independence Day

Labor Day

Thanksgiving Day and the day after Thanksgiving

Christmas Day

B. $125 per hour (three (3) hour minimum) for overtime work done after normal business hours (defined in above) and/or on holidays (defined above) and/or all day on Saturdays and Sundays.

C. As requests for maintenance services are typically made via telephone, PAETEC must be advised, in writing, as to the person(s) and their phone number(s) who is/are authorized to request service. It is Licensee’s responsibility to keep PAETEC apprised of any changes to its list of representative(s).

D. To request technical assistance and help under these maintenance services, a call must be made to PAETEC’s Network Operations Center.

1. The technical personnel will take the call, record the caller’s name and phone number along with the facts concerning the assistance and support needed. The caller will then be given the number of the “Assistance Ticket”.

2. Upon completion of work, this “Assistance Ticket” will be given to PAETEC’s Accounting Department, and Licensee will subsequently be billed based upon the information on that ticket. A copy will be attached to the invoice.

Exhibit B

Additional Charges

Element	Description	Rate (Monthly)	Rate (non-recurring)
Additional Power Charge	Monthly recurring charges associated with power requirements in excess of 20 amps	$8 per amp; shall be billed in 5 amp increments; rounded up to the next full increment	Priced as part of the Make Ready Fee
Cross connection charge	Covers cross connect cabling between Licensee and another licensee in the Facility, or an access vendor or IXC in the Building	$200 per DS-1 $750 per DS-3 ICB per OC-N	$150 per DS-1 $500 per DS-3 ICB per OC-N
Technician Call Out charge	Access to Facility out of normal business hours	None	A flat rate of $450 for any part of the first six hours and then 475 per hour (or any partial hour) for all additional hours past the initial six hours.
Maintenance Support Services	Per Exhibit C	Per Exhibit C	Per Exhibit C